UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2013

DTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50335	77-0467655

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5220 Las Virgenes Road Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

(818) 436-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On February 14, 2013, the Board of Directors (the “Board”) of DTS, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Committee”), established the cash bonus payments for each of the Company’s named executive officers under the Company’s 2012 bonus plan (the “Plan”).  In addition, the Committee granted long-term equity incentive awards under the Company’s 2012 Equity Incentive Plan to the Company’s named executive officers in the form of non-statutory incentive stock options to purchase shares of the Company’s common stock.  The following table sets forth the cash bonus payments and stock option awards for each named executive officer:

Recipients	Title	Bonus Payments	Stock Options

Jon E. Kirchner	Chairman and Chief Executive Officer	$250,000	150,000

Brian D. Towne	Executive Vice President and Chief Operating Officer	$113,750	60,000

Melvin L. Flanigan	Executive Vice President, Finance and Chief Financial Officer	$88,000	40,000

Frederick L. Kitson	Executive Vice President and Chief Technology Officer	$94,875	60,000

Blake A. Welcher	Executive Vice President, Legal and General Counsel	$106,600	40,000

2012 Bonus Awards

In establishing the amounts of individual bonus awards for each named executive officer, the Board, upon the recommendation of the Committee, exercised its negative discretion to determine individual bonus amounts with each final bonus for 2012 being equal to approximately 50% of each officers’ targeted bonus for the year.  The Board considered, among other things, a desire to reward a year of strong strategic execution and relative financial performance in a very challenging environment and the need to balance the increasingly competitive marketplace for proven executive talent with the significant and expensive prospect of replacing key executives.

Long-Term Equity Incentive Awards

The Board, upon the recommendation of the Committee, granted to the named executive officers non-statutory incentive stock options to purchase shares of the Company’s common stock at an exercise price of $20.48 per share, the closing price of the Company’s common stock on the date of grant. These stock option awards vest over four years in four equal annual installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant.

2013 Executive Incentive Compensation Plan

Also on February 14, 2013, the Board adopted the 2013 Executive Incentive Compensation Plan (the “2013 Plan”), in which certain of the Company’s executive officers are eligible to participate.  The 2013 Plan is a cash incentive award plan designed to align incentive awards for each participant’s individual performance with the Company’s corporate objectives.  The parameters of the 2013 Plan provide for target and maximum cash bonus award levels, as a percentage of salary, based upon the achievement of specified company financial targets and key strategic initiatives.  Depending on the Company’s financial performance and strategic execution relative to the targets, the bonus payout levels, stated as a percentage of the officer’s annual salary, are as follows:

Name	Title	Bonus Target (%)	Maximum Bonus (%)

Jon Kirchner	Chairman and Chief Executive Officer	100.0	198.8

Brian Towne	Executive Vice President and Chief Operating Officer	65.0	129.2

Mel Flanigan	Executive Vice President, Finance and Chief Financial Officer	55.0	109.3

Fred Kitson	Executive Vice President and Chief Technology Officer

		55.0	109.3
Blake Welcher	Executive Vice President, Legal and General Counsel
		65.0	129.2

The 2013 Plan is structured into two components: 1) overall company financial targets, and 2) key strategic initiatives.  Under the 2013 Plan, 65% of an executive’s target opportunity is weighted on overall company financial performance and the other 35% percent is weighted on the execution of strategic objectives.  The performance goals are to be reviewed in advance and approved by the Committee.  Following the funding of the 2013 Plan based on the achievement of the financial targets and key strategic goals, an individual performance multiplier rating will be applied to recognize the specific performance for each executive.  Under the terms of the 2013 Plan, any bonus amounts determined under the formulas described above may be adjusted in order to ensure that they are appropriate in light of the performance factors relevant to the particular executive, including discretionary adjustments based on other non-financial performance related metrics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: February 20, 2013	/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President, Finance and Chief Financial
Officer
(principal financial and accounting officer)